Exhibit 2.1
FIRST AMENDMENT TO
AGREEMENT AND PLAN OF MERGER
          This First Amendment to Agreement and Plan of Merger (this “Amendment”) is dated as of April 27, 2009, by and among PlanetOut Inc., a Delaware corporation (“Company”), Here Media Inc., a Delaware corporation (“Parent”), HMI Merger Sub, a Delaware corporation that is a wholly-owned subsidiary of Parent (“Merger Sub”), the HMI Owners and the HMI Entities signatory hereto.
Recitals
          Whereas, Company, Parent, Merger Sub, the HMI Owners and the HMI Entities (collectively, the “Parties”) are parties to that certain Agreement and Plan of Merger, dated as of January 8, 2009 (the “Merger Agreement”), providing for, among other things, the merger of Merger Sub with and into Company and the contribution of the ownership interests in the HMI Entities to Parent; and
          Whereas, the Parties wish to amend the Merger Agreement pursuant to Section 8.4 thereof, as further provided herein.
          Now Therefore, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, and intending to be legally bound, the Parties agree as follows:
          1.     Certain Terms. Capitalized terms used herein but not defined in this Amendment have the meanings given to such terms in the Merger Agreement.
          2.     Certain Amendment. The date set forth in Section 8.1(b) of the Merger Agreement is hereby amended from April 30, 2009 to May 31, 2009.
          3.     No Other Amendments. Except for the amendments specified in Section 2 of this Amendment, this Amendment shall not be deemed to effect any amendment, modification or waiver of any provision of the Purchase Agreement.
          4.     Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware without reference to such state’s principles of conflicts of laws.
          5.     Counterparts. This Amendment may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties, including delivery by facsimile or other electronic means, it being understood that all parties need not sign the same counterpart.

          IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date first above written.

PlanetOut Inc.
By:	/s/ Daniel E. Steimle
Name: Daniel E. Steimle
Title: Chief Executive Officer

Here Media Inc.
By:	/s/ Stephen P. Jarchow
Name: Stephen P. Jarchow
Title: Chairman of the Board

HMI Merger Sub
By:	/s/ Stephen P. Jarchow
Name: Stephen P. Jarchow
Title: Chairman of the Board

HMI Owners:
/s/ Stephen P. Jarchow
Stephen P. Jarchow

/s/ Paul A. Colichman
Paul A. Colichman

Here Management LLC
By:	/s/ Stephen P. Jarchow
Stephen P. Jarchow, its Manager

HMI Entities: Here Networks LLC
By:	Here Management LLC, its Manager

By:	/s/ Stephen P. Jarchow
Stephen P. Jarchow, its Manager

Regent Entertainment Media Inc.
By:	/s/ Stephen P. Jarchow
Stephen P. Jarchow
Chairman of the Board